EXHIBIT 99.1

      COST-U-LESS, INC. ANNOUNCES RELEASE DATE FOR FOURTH QUARTER EARNINGS

       POSSIBLE RESTATEMENT OF RESULTS DUE TO FOREIGN CURRENCY TRANSLATION
        ADJUSTMENTS ASSOCIATED WITH NEW ZEALAND STORE CLOSURES JUNE 2000


Preston, WA March 21, 2002
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Cost-U-Less, Inc. (the "Company") (Nasdaq: CULS), announced today that it intends to release its fiscal fourth quarter 2001 earnings on March 27, 2002.

The Company also announced that it intends to restate its financial statements for the second quarter of fiscal year 2000 and the fiscal year ending December 31, 2000. During the course of its 2001 audit, the Company re-evaluated whether its New Zealand operations were "substantially liquidated" in connection with the store closures in New Zealand in June 2000. Based on its re-evaluation, the Company now believes that "substantial liquidation," as defined in Statement of Financial Accounting Standards No. 52 Foreign Currency Translation (FAS 52) occurred in June 2000, and therefore the Company's accounting for New Zealand foreign currency translation requires adjustment retroactive to June 2000 and for each subsequent quarter through the third quarter of fiscal 2001. As a result, the cumulative translation losses that were originally recorded within other comprehensive income, as a component of shareholders' equity, will be restated and recorded as part of the store closure expenses in the June 2000 income statement and the consolidated financial statements as of December 31, 2000. The restatement is a result of the Company's re-evaluation of the accounting interpretation and application of FAS 52, and not the result of any improper conduct by Company personnel or lack of internal controls.

Although the Company believes there would be a material change in net income for the second quarter of fiscal year 2000, and the fiscal year ending December 31, 2000, the restatement would result in a minimal change to shareholder's equity.

Cost-U-Less currently operates 11 stores in the Caribbean and Pacific region:
U.S. Virgin Islands (2), Netherlands Antilles (2), Hawaiian Islands (2), California (1), Guam (2), American Samoa (1), and Republic of Fiji (1). The Company builds its business through delivering high-quality U.S. and local goods, progressive merchandising practices, sophisticated distribution capabilities, and superior customer service, primarily to island markets. Additional information about Cost-U-Less is available at www.costuless.com.

This press release contains statements that are forward-looking. These statements are made pursuant to the safe harbor provisions of the Private Securities Litigation Reform Act of 1995. These statements are based on current expectations that are subject to risks and uncertainties that could cause actual results to differ materially from historical results or those anticipated. These factors include, without limitation: future market opportunities for existing and planned products and services; the results of the Company's internal audit inquiry; the extent to which restated financial results may impact current results of operations or potentially impair the Company's contractual arrangements; our small store base; the mix of geographic and product revenues; relationships with third parties; litigation; our ability to maintain existing credit facilities and obtain additional credit; business and economic conditions and growth in various geographic regions; pricing pressures; political and regulatory instability in various geographic regions; and other risks and uncertainties detailed in the Company's filings with the SEC.

For further information, contact:

                                    Martin Moore
                                    VP - Chief Financial Officer
                                    Email:  Mmoore@costuless.com
                                    (425) 222-5022 x. 141